EXHIBIT 99.1

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Kathryn O’Connor
Gregory FCA Communications
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Kathryn@GregoryFCA.com

For Immediate Release

a21 Appoints John O. Hallberg to Board of Directors

JACKSONVILLE, Fla. - March 26, 2007 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today announced that John O. Hallberg has been appointed to the Company's Board of Directors.

"With an extensive and diverse background marketing branded consumer products, as well as specific experience in both the stock photography and custom framed-art industries, John is a strong addition to our Board," said Phil Garfinkle, Executive Chairman, a21, Inc. "We look forward to his guidance and counsel as we continue to pursue the global expansion of our brand."

   Mr. Hallberg, 50, is currently Chief Executive Officer of the Children's Cancer Research Fund, a not-for-profit that raises funding for pediatric cancer research at the University of Minnesota cancer center. Hallberg has significant executive experience. He has been President of Art.com and Mara-Mi, Inc. where he was also CEO, and interim President of the Stationery Division of Diversified Graphics, Inc. He has also held senior marketing and sales positions with leading branded consumer businesses such as Encyclopedia Britannica, Inc. and General Mills. Hallberg serves on the Board of a number of charitable and civic organizations. He earned an MBA from The Wharton School of Business at the University of Pennsylvania, and is also a graduate of Gustavus Adolphus College.

John Z. Ferguson, President and Chief Executive Officer of a21, Inc., added, “We look forward to the wealth of talent, knowledge and experience that John brings to a21 as we strengthen and expand our platform technology and content to better serve the growing market for digital media.”

“I am pleased to be joining a21’s distinguished Board and accomplished management team at an exciting point in the Company’s growth,” stated Mr. Hallberg.

The Company also announced that A.D. “Bud” Albers resigned from the Company’s Board of Directors. Mr. Garfinkle said, “On behalf of the Board of Directors and employees of a21, I want to thank Bud for his service and commitment in establishing our strong foundation and support in setting our direction.”

About a21:

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, New York City, and London, provide a valuable and viable choice to photographers, artists, photography agencies and other customers in the stock image, art and wall decor industries.

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The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.